Exhibit 23.4

CONSENT OF EXPERT

     We consent to the incorporation by reference in this Registration Statement of Meritor, Inc. (“Meritor”) on Form S-3 of the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference in (i) the Annual Report on Form 10-K of Meritor for the fiscal year ended October 2, 2011 under the headings “Item 3. Legal Proceedings”, “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” and (ii) Note 20 of the Notes to Consolidated Financial Statements in the Quarterly Report on Form 10-Q of Meritor for the fiscal quarter ended January 1, 2012.

BATES WHITE LLC

By:	/s/ Charles E. Bates
Charles E. Bates, Ph.D.
President and CEO

Date: February 7, 2012